SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO  SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 5, 2006

AVAYA INC.

(Exact name of registrant as specified in its charter)

Delaware	1-15951	22-3713430
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

211 Mount Airy Road	07920
Basking Ridge, NJ	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (908) 953-6000

Item 1.01. Entry into a Material Definitive Agreement.

On May 5, 2006 (the “Effective Date”), the Board of Directors (the “Board”) of Avaya Inc. (the “Company”) approved an amendment to the Company’s non-employee Director compensation program (the “Program”). The amendment established the following additional retainers for service on Board committees:

•	Audit	$10,000
•	Compensation	$5,000
•	Governance	$5,000
•	Finance	$2,500

The changes to the Program became effective as of March 1, 2006. Set forth on Exhibit 10.1 is a summary of the Program as amended.

Item 8.01. Other Events

Stock Ownership Guidelines

On the Effective Date, the Board approved stock ownership guidelines for non-employee Directors (the “Director Guidelines”). The Director Guidelines generally require non-employee Directors to own shares of the Company’s common stock with a value equal to five times the amount of the basic annual retainer paid to Directors.

Also on the Effective Date, the Board approved stock ownership guidelines for certain of the Company’s executive officers (the “Executive Guidelines”). The Executive Guidelines generally require (i) the Chief Executive Officer (“CEO”) to own shares of the Company’s common stock with a value equal to five times the CEO’s base pay and (ii) certain other executives who report to the CEO to own shares of the Company’s common stock with a value equal to three times their base pay.

Non-employee Directors, the CEO and the other executive officers referenced above generally have five years to achieve their respective ownership levels under the Director Guidelines and the Executive Guidelines. Included in the calculation to determine whether or not an individual has met the ownership levels contained in those guidelines are, among other things, shares owned outright and up to 50% of the unrealized stock option gain on vested unexercised in-the-money stock options held by that individual.

Voting in Director Elections

On the Effective Date, the Board amended the Company’s Corporate Governance Guidelines to implement a majority voting policy in director elections. Attached as Exhibit 99.1 is a copy of the press release announcing the amendment.

Item 9.01. Financial Statements and Exhibits.

(d)                                 Exhibits.

10.1                           Summary of the Avaya Inc. Non-Employee Director Compensation Program (as of May 2006).

99.1         Press Release issued by Avaya Inc. dated May 11, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAYA INC.

Date: May 11, 2006	By:	/s/ Pamela F. Craven
		Name:	Pamela F. Craven
		Title:	Senior Vice President, General Counsel and Secretary